EXHIBIT 21

The following is a list of the subsidiaries of SFSB, Inc.:

Name	Percentage of Ownership	Jurisdiction of Incorporation
Slavie Federal Savings Bank	100%	United States

Slavie Holdings, LLC	100% by Slavie Federal Savings Bank	Maryland